Exhibit 99.1

ADAMAS REPORTS SECOND QUARTER 2014 FINANCIAL RESULTS

EMERYVILLE, Calif., August 7, 2014 — Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS) today reported net income attributable to common stockholders of $16.4 million, or $0.88 per share on a fully diluted basis, for the quarter ended June 30, 2014. In the same period last year, the company reported a net loss attributable to common stockholders of $3.4 million, or $0.35 per share on a fully diluted basis. The difference between the two periods was primarily the result of the recognition of revenue associated with the collaboration with Forest Laboratories, Inc. (acquired by Actavis plc in July 2014).

For the quarters ended June 30, 2014, and June 30, 2013, Adamas reported total revenues of $25.2 million and $241,000, respectively. Revenues recognized for the quarter ended June 30, 2014 were from development milestone payments and development expense reimbursement from the Adamas’ collaboration with Forest and government grants and contracts. Revenues recognized for the quarter ended June 30, 2013 were from development expense reimbursement from the Forest collaboration and government grants and contracts.

“Our recent progress underscores three important elements of our corporate strategy,” said Gregory T. Went, PhD., Chairman and Chief Executive Officer of Adamas. “One, we initiated a Phase 3 study evaluating ADS-5102 in individuals with Parkinson’s disease who have levodopa-induced dyskinesia (LID). We also initiated a safety study and plan to begin another Phase 3 trial shortly. We are on track to complete enrollment of these studies in 2015. This momentum reflects our commitment to developing our wholly-owned product candidates for the treatment of movement disorders, starting with LID. Two, we announced the issuance of additional U.S. patents covering controlled-release amantadine products. Our growing intellectual property portfolio is a critical asset. Three, we received a $25 million milestone payment from Forest as a result of the continued progress of MDX-8704. Taken together, these achievements reflect the strength of our lead program, our development platform and our business model.”

Operating Expenses

Research and development expenses for the quarter ended June 30, 2014, were $5.2 million, including $670,000 in stock-based compensation expense, compared to $1.6 million for the quarter ended June 30, 2013, which included $55,000 in stock-based compensation expense. The increase was related primarily to investments in the ADS-5102 clinical program.

General and administrative expenses for the quarter ended June 30, 2014, were $3.3 million, including $1.2 million in stock-based compensation expense, compared to $1.4 million for the quarter ended June 30, 2013, which included $79,000 in stock-based compensation expense. The increase was due primarily to headcount-related costs, including stock-based compensation, and professional services related to being a public company.

Cash Position

Adamas had $144.6 million in cash and cash equivalents as of June 30, 2014, compared to $85.6 million at December 31, 2013. Adamas raised net proceeds of approximately $42.6 million in its April 2014 initial public offering.

Adamas Reports Second Quarter 2014 Financial Results

About Adamas

Adamas Pharmaceuticals, Inc. is a specialty pharmaceutical company driven to improve the lives of those affected by chronic disorders of the central nervous system. The company achieves this by modifying the pharmacokinetic profiles of approved drugs to create novel therapeutics for use alone or in fixed-dose combination products. Adamas is currently developing its lead wholly-owned product candidate, ADS-5102, for a complication of Parkinson’s disease known as levodopa-induced dyskinesia, or LID, and is evaluating other potential indications. The company’s portfolio also includes a fixed-dose combination product candidate, MDX-8704, being developed with Forest Laboratories, Inc., a subsidiary of Actavis plc, and an approved controlled-release product, Namenda XR®, which Forest developed and is marketing in the United States under an exclusive license from Adamas. For more information, please visit www.adamaspharma.com.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “intend,” “poised” and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. Such statements contained in this press release include expectations regarding the timing of initiation and enrollment of our clinical trials. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, as well as risks relating to Adamas’ business in general, see Adamas’ prospectus dated April 9, 2014, filed with the Securities and Exchange Commission (SEC) on April 10, 2014 and Quarterly Report on Form 10-Q to be filed with the SEC on August 7, 2014.

Namenda XR® is a registered trademark of Merz Pharma GmbH & Co. KGaA.

For questions, please contact:

Julie Wood

Investor Relations & Corporate Communications

Adamas Pharmaceuticals, Inc.
Phone: 510-450-3528

— Financial Tables Attached —

Adamas Reports Second Quarter 2014 Financial Results

Adamas Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Statements of Operations Data

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenue	$25,154	$241	$25,330	$30,824

Operating expenses
Research and development	5,173	1,572	7,931	3,650
General and administrative	3,262	1,363	6,371	2,483
Total operating expenses	8,435	2,935	14,302	6,133
Income (loss) from operations	16,719	(2,694)	11,028	24,691
Other income (expense), net	(112)	(567)	(800)	(988)
Income (loss) before income taxes	16,607	(3,261)	10,228	23,703
Income tax expense	(178)	(92)	(179)	(287)
Net income (loss)	$16,429	$(3,353)	$10,049	$23,416

Net income (loss) attributable to common stockholders
Basic	$16,429	$(3,353)	$7,894	$15,167
Diluted	$16,429	$(3,353)	$8,162	$15,928

Net income (loss) per share attributable to common stockholders
Basic	$1.05	$(0.35)	$0.63	$1.60
Diluted	$0.88	$(0.35)	$0.53	$1.43

Weighted average number of shares used in computing net income (loss) attributable to common stockholders
Basic	15,604	9,506	12,581	9,504
Diluted	18,590	9,506	15,404	11,104

Adamas Reports Second Quarter 2014 Financial Results

Adamas Pharmaceuticals, Inc.

Unaudited Condensed Consolidated Balance Sheet Data

(in thousands, except per share data)

	June 30, 2014	December 31, 2013

Assets
Current assets
Cash and cash equivalents	$144,607	$85,612
Accounts receivable	218	129
Prepaid expenses and other current assets	956	267
Total current assets	145,781	86,008
Property and equipment, net	336	199
Other assets	70	9
Total assets	$146,187	$86,216
Liabilities, convertible preferred stock and stockholders’ equity
Current liabilities
Accounts payable	$3,284	$2,097
Accrued liabilities	2,556	2,119
Other current liabilities	151	2
Total current liabilities	5,991	4,218
Warrant liability	—	6,232
Non-current liabilities	8	12
Total liabilities	5,999	10,462
Contingencies
Convertible preferred stock	—	19,149

Stockholders’ equity
Common stock	21	14
Additional paid-in capital	150,690	77,163
Accumulated deficit	(10,523)	(20,572)
Total stockholders’ equity	140,188	56,605
Total liabilities, convertible preferred stock and stockholders’ equity	$146,187	$86,216

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